CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated October 25, 2006 for the Electric City Value Fund (the “Fund”), a series of the Electric City Funds, Inc. and to all references to our firm included in or made a part of this Post Effective Amendment No. 9 under the Securities Act of 1933 and Amendment No. 11 under the Investment Company Act of 1940 to Electric City Value Fund’s Registration Statement on Form N-1A (File No. 333-84665 and No. 811-9523), including the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”  in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

Sanville & Company

December 29, 2006